EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Targacept, Inc. 2006 Stock Incentive Plan (as amended and restated through March 9, 2011 and further amended on December 7, 2012, March 13, 2013 and April 10, 2013) of our reports dated March 15, 2013, with respect to the financial statements of Targacept, Inc. and the effectiveness of internal control over financial reporting of Targacept, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina

June 6, 2013